Exhibit 10.3

$95,000,000

MASTER REPURCHASE AGREEMENT

Dated as of June 30, 2004

between

CRIIMI Financing Co., Inc.,

as Seller,

and

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,

as Buyer.

TABLE OF CONTENTS

1.	APPLICABILITY

2.	DEFINITIONS

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

4.	MARGIN MAINTENANCE

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

6.	SECURITY INTEREST

7.	PAYMENT, TRANSFER AND CUSTODY

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED SECURITIES

9.	RESERVED

10.	REPRESENTATIONS

11.	NEGATIVE COVENANTS OF SELLER

12.	AFFIRMATIVE COVENANTS OF SELLER

13.	SINGLE-PURPOSE ENTITY

14.	EVENTS OF DEFAULT; REMEDIES

15.	SINGLE AGREEMENT

16.	RECORDING OF COMMUNICATIONS

17.	NOTICES AND OTHER COMMUNICATIONS

18.	ENTIRE AGREEMENT; SEVERABILITY

19.	NON-ASSIGNABILITY

20.	GOVERNING LAW

21.	NO WAIVERS, ETC.

22.	USE OF EMPLOYEE PLAN ASSETS

23.	INTENT

24.	DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

25.	CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

26.	NO RELIANCE

27.	INDEMNITY

28.	MISCELLANEOUS

29.	TAX TREATMENT

ANNEXES, EXHIBITS AND SCHEDULES

MASTER REPURCHASE AGREEMENT, dated as of June 30, 2004, by and among CRIIMI FINANCING CO., INC., a Maryland corporation (the “Seller”) and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution (the “Buyer”).

1.             APPLICABILITY

From time to time the parties hereto may enter into transactions in which the Seller agrees to transfer to the Buyer securities or other assets (“Securities”) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Securities at a date certain or on demand, against the transfer of funds by Seller.  Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.             DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(a)(i) of this Agreement.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Additional Purchased Securities” shall mean Securities provided by Seller to Buyer pursuant to Paragraph 4(a) hereof.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean this Master Repurchase Agreement, dated as of June 30, 2004 by and among CRIIMI Financing Co., Inc. and Deutsche Bank AG, Cayman Islands Branch, as such agreement may be modified or supplemented from time to time.

“Alternative Rate” shall have the meaning specified in Section 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Applicable Spread” shall mean, with respect to any Transaction:

(i)            so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) specified in Schedule I-A attached to this Agreement as being the “Applicable Spread” for the related Purchased Securities, and

(ii)           after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 300 basis points (3.0%).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York or Illinois are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean Deutsche Bank AG, Cayman Islands Branch, or any successor.

“Buyer’s Margin Amount” shall mean, with respect to any Transaction for Eligible CRIIMI Securities as of any date, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for such Transaction as of such date.

“Buyer’s Margin Percentage” shall mean, with respect to any Transaction for Eligible CRIIMI Securities as of any date, the reciprocal of the “Margin Maintenance Percentage” specified in Schedule I-A attached to this Agreement (i.e., the percentage that when multiplied by the applicable percentage set forth in Schedule I-A under the heading “Margin Maintenance Percentage” equals 1.00).  The Buyer’s Margin Percentage for each of the applicable percentages set forth in Schedule I-A is set forth below:

Eligible CRIIMI Securities	Margin Maintenance Percentage Set Forth on Schedule I-A	Buyer’s Margin Percentage
Class E Bond	85%	117.6471%
Junior D Certificates	90%	111.1111%

“CBO REIT II” shall mean CBO REIT II, Inc., a Maryland corporation.

“CF Sweep Event” shall mean, with respect to any Transaction for Eligible CRIIMI Securities as of any date, a determination by Buyer that (i) the Repurchase Price of the related Purchased Security as of such date exceeds (ii) the product obtained by multiplying the aggregate Market Value of such Purchased Security as of such date by the “CF Sweep Purchase Percentage” for such Purchased Security, as set forth in Schedule I-A attached to this Agreement.

“Change of Control” shall mean:

(A)  any transaction or event, or transactions or events, as a result of which any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (other than Brascan Real Estate Financial Investments LLC) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Sponsor (or other securities convertible into such securities) representing more than 35% of the combined voting power of all securities of the Sponsor entitled to vote in the election of the directors of the Sponsor;

(B)  any transaction or event as a result of which either (1) Sponsor ceases to own, beneficially or of record, indirectly at least 51% of the voting power and economic interest of Seller or (2) CBO REIT II ceases to own, beneficially or of record, 100% of the voting power and economic interest of Seller; or

(C)  the consummation of a merger or consolidation of Sponsor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not stockholders of Sponsor immediately prior to such merger, consolidation or other reorganization.

“Class B Certificate” and “Class E Securities” shall have the respective meaning specified in the definition of Eligible CRIIMI Securities.

“Collection Period” shall mean with respect to the applicable Remittance Date in any month, the period beginning on and including the Remittance Date in the month preceding the month in which such applicable Remittance Date occurs and continuing to but excluding such applicable Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“CRIIMI Securities Cash Management Account” shall mean a segregated interest bearing account, in the name of Seller in trust for Buyer, established at the Securities Intermediary.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of June 30, 2004, by and among the Custodian, the Seller and the Buyer.

“Custodian” shall mean LaSalle Bank National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Deficit Cure Amount” shall mean, with respect to any Transaction for Eligible CRIIMI Securities as of any date, the amount (expressed in dollars) obtained by dividing (i) the Repurchase Price of the related Purchased Security as of such date by (ii) the “Original Purchase Percentage” for such Purchased Security, as set forth in Schedule I-A attached to this Agreement.

“Early Repurchase Date” shall have the meaning specified in Section 3(d) of this Agreement.

“Eligible CRIIMI Securities” shall mean the CRIIMI MAE Class D Trust Certificate-Class B in the face amount of $59,001,000 (the “Class B Certificate”), and the CRIIMI MAE Commercial Mortgage Trust, Commercial Mortgage Bond, Series 1998-C1 Class E securities in the outstanding principal amount of $70,889,000 (the “Class E Securities”).

“Eligible GNMA Securities” means mortgage pass-through certificates issued by the Government National Mortgage Association.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Section 14 of this Agreement.

“Exit Fee” shall mean the fee equal to 0.25% of the Repurchase Price with respect to any Transaction for Eligible CRIIMI Securities payable pursuant to Section 3(f) of this Annex I.

“Extension Conditions” shall have the meaning specified in Section 3(e) of this Agreement.

“Facility Amount” shall mean $95,000,000.

“Filings” shall have the meaning specified in Section 6 of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GNMA Securities Cash Management Account” shall mean a segregated interest bearing account, in the name of Seller in trust for Buyer, established at the Securities Intermediary.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from the Sponsor to the Buyer, of payment of 10% of the Purchase Price outstanding from time to time with respect to Transactions for Eligible CRIIMI Securities, plus any related reasonable third party costs of enforcement of such Guaranty.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Securities, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, with one or more counterparties reasonably acceptable to the Buyer.

“Income” shall mean, with respect to any Purchased Security at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon and (y) all net sale proceeds received by Seller in connection with a sale of such Purchased Security (other than net sale proceeds received from Buyer in accordance with this Agreement).

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.

“ISDA Master Agreement” shall mean any ISDA Master Agreement (including respective schedules, annexes and confirmations) executed by the Seller and Buyer or an Affiliate of the Buyer in connection with a hedging transaction.

“LIBOR” shall mean the rate per annum calculated as set forth below:

(i)            On each Pricing Rate Determination Date, LIBOR for the next Pricing Rate Period will be the rate for deposits in United States dollars for a one-month period which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date; or

(ii)           On any Pricing Rate Determination Date on which no such rate appears on Telerate Page 3750 as described above, LIBOR for the next Pricing Rate Period will be determined on the basis of the arithmetic mean of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on such date to prime banks in the London interbank market for a one-month period.  If on such date only one or none of the Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by Buyer and approved by the Seller are quoting on such date for one-month U.S. Dollar deposits in an amount reasonably determined by Buyer to be representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided that if LIBOR cannot be determined in accordance with one of the foregoing procedures, LIBOR shall be the LIBOR as determined on the previous determination date.

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards, if necessary, to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).

“LIBO Rate” shall mean, with respect to any Pricing Rate Period pertaining to a Transaction, a rate per annum determined for such Pricing Rate Period in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 – Reserve Requirement

“LIBOR Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the LIBO Rate.

“Margin Deficit” shall have the meaning specified in Paragraph 4(a) hereof.

“Margin Notice Deadline” shall mean 11:00 a.m. (New York City time).

“Market Value” shall mean, with respect to any Transaction for Eligible CRIIMI Securities as of any relevant date, the market value for the related Purchased Security on such date, as determined by Buyer from time to time in its sole good faith business judgment.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Original Purchase Percentage” shall mean, with respect to any Transaction as of any day, the “Original Purchase Percentage” specified for the applicable Eligible CRIIMI Securities or Eligible GNMA Securities in Schedule I-A attached to this Annex I.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the LIBO Rate for such Pricing Rate Period plus the relevant Applicable Spread for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g) and 3(h) of this Agreement (i.e. in such event the rate equal to the LIBO Rate plus the relevant Applicable Spread shall not apply).

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Principal Payment” shall mean, with respect to any Purchased Security, any payment or prepayment of principal received by the Securities Intermediary in respect thereof.

“Purchase Date” shall mean the date on which Purchased Securities are to be transferred by Seller to Buyer.

“Purchase Price” shall mean, with respect to any Purchased Security, the price at which such Purchased Security is transferred by Seller to Buyer on the applicable Purchase Date.  The Purchase Price as of any Purchase Date for any Purchased Security shall be an amount (expressed in United States Dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Security by (ii) the “Original Purchase Percentage” for such Purchased Security, as set forth in Schedule I-A attached to this Agreement; provided, that notwithstanding the foregoing, the Seller may request that the Purchase Price set forth in a Confirmation be determined by applying a percentage lower than the Original Purchase Percentage set forth in Schedule I-A attached to this Annex I and, in such event, such lower percentage shall be deemed the “Original Purchase Percentage” for purposes of the calculation of the Target Price but not for any other purpose under the Agreement..

“Purchased Securities” shall mean, (i) with respect to any Transaction, the Eligible CRIIMI Securities or Eligible GNMA Securities sold by Seller to Buyer in such Transaction, and (ii) with respect to the Transactions in general, all Eligible CRIIMI Securities and Eligible GNMA Securities sold by Seller to Buyer and any additional collateral delivered by Seller to Buyer pursuant to Section 4(a) of this Agreement.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.  Initially, the Reference Banks shall be JPMorgan Chase Bank, Barclays Bank, Plc and Deutsche Bank AG.  If any such Reference Bank should be unwilling or unable to act as such or if the Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, the Buyer in the exercise of its good faith business judgment may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Relevant System” shall mean (a) The Depository Trust Company in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by the Buyer.

“Remittance Date” shall mean with respect to the Transaction for Eligible CRIIMI Securities, the fifth (5th) calendar day of each month, and, with respect to the Transaction for Eligible GNMA Securities, the sixteenth (16th) calendar day of each month or, in each case, the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Replacement Collateral” shall have the meaning specified in Section 14(b)(ii) of this Agreement.

“Repurchase Date” shall mean the third anniversary of the date of this Agreement in 2007 (or if such day is not a Business Day, the next Business Day); provided, however, that if all of the Extension Conditions described in Section 3(e) of this Agreement shall be timely satisfied, the Repurchase Date shall be extended for an additional twelve (12) months following the initial Repurchase Date.

“Repurchase Price” shall mean, with respect to any Purchased Securities as of any date, the price at which such Purchased Securities are to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of the Purchase Price of such Purchased Securities and the Price Differential with respect to such Purchased Securities as of the date of such determination, minus all Income and cash actually received by Buyer in respect of such Transaction pursuant to this Agreement.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by the Buyer.

“Reset Date” shall mean, with respect to any Pricing Rate Period, the second Business Day preceding the first day of such Pricing Rate Period with respect to any Transaction.

“Securities” shall have the meaning specified in Section 1.

“Securities Intermediary” shall mean LaSalle Bank National Association, or any successor Securities Intermediary appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Securitization Document” shall mean, with respect to any Eligible CRIIMI Securities, any pooling and servicing agreement, trust agreement, indenture or other agreement governing the issuance and administration of such Eligible CRIIMI Securities.

“Seller” shall mean CRIIMI Financing Co., Inc., a Maryland corporation.

“Single-Purpose Entity” shall mean a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly and subject to this Agreement, the Eligible CRIIMI Securities and Eligible GNMA Securities, does not engage in any business unrelated to the Eligible CRIIMI Securities and Eligible GNMA Securities and the financing thereof, does not have any assets other than the Eligible CRIIMI Securities and Eligible GNMA Securities and the financing thereof, or any indebtedness other than as permitted by this Agreement, has its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, and holds itself out as being a Person, separate and apart from any other Person.

“Sponsor” shall mean CRIIMI MAE Inc., a Maryland corporation.

“Target Price” shall mean, with respect to any Transaction of any date, the amount (expressed in dollars) obtained by multiplying (i) the Market Value of the related Purchased Securities as of such date by (ii) the “Original Purchase Percentage” for such Purchased Securities, as set forth in Schedule I-A attached to this Agreement.

“Telerate Page 3750” shall mean the display page currently so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Annexes to this Agreement, the Guaranty, the Custodial Agreement, and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.

“Trustee” shall mean, with respect to any Eligible CRIIMI Securities, the trustee under the Securitization Document applicable to such Eligible CRIIMI Securities.

“UCC” shall have the meaning specified in Section 6 of this Agreement.

3.             INITIATION; CONFIRMATION; TERMINATION; FEES

(a)           Subject to the terms and conditions set forth in this Agreement (including, without limitation, the “Transaction Conditions Precedent” specified in Section 3(b) of this Agreement), an agreement to enter into a Transaction shall be made in writing at the initiation of Seller as provided below; provided, however, that (i) the aggregate Repurchase Price (excluding the Price Differential with respect to the Purchased Securities as of the date of determination) for all Transactions shall not exceed the Facility Amount and (ii) the Buyer shall not have any obligation to enter into a Transaction with the Seller (A) after the three year anniversary date of the date of this Agreement or (B) more than one time with respect to the Eligible CRIIMI Securities and the Eligible GNMA Securities (i.e. the Seller may not sell, repurchase and resell).  For all purposes of this Agreement, each of the Transactions with respect to the Eligible CRIIMI Securities as a whole and the Eligible GNMA Securities as a whole shall be deemed the subject of individual separate Transactions.  Seller shall give Buyer written notice of each proposed Transaction.  On the Purchase Date for a Transaction, the Purchased Securities shall be transferred to Buyer or its designee against the transfer of the Purchase Price to an account of Seller.

(b)           Provided each of the Transaction Conditions Precedent (as hereinafter defined) shall have been satisfied (or waived by Buyer), Buyer shall promptly deliver to Seller a written confirmation in the form of Exhibit I attached hereto of each Transaction (a “Confirmation”).  Such Confirmation shall describe the Purchased Securities (including CUSIP number, if any), shall identify Buyer and Seller, and shall set forth:

(i)            the Purchase Date,

(ii)           the Purchase Price for such Purchased Securities,

(iii)          the Repurchase Date,

(iv)          the Pricing Rate applicable to the Transaction (including the Applicable Spread) and

(v)           any additional terms or conditions not inconsistent with this Agreement.  With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Reset Date for the next succeeding Pricing Rate Period for such Transaction.  Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on the Reset Date.  For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:

(A)          no Default or Event of Default under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(B)           the representations and warranties made by Seller and Sponsor in the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date); and

(C)           the aggregate Purchase Price with respect to the Eligible CRIIMI Securities and the Eligible GNMA Securities shall not exceed $42,000,000 and $53,000,000, respectively, without the prior written approval of the Buyer.

(c)           Absent manifest error, each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless specific objection is made by Seller no less than three (3) Business Days after the date thereof.  In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, this Agreement shall prevail.  An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than three (3) Business Days after such Confirmation is received by Seller.

(d)           No Transaction shall be terminable on demand by Buyer (other than upon the occurrence and during the continuance of an Event of Default by Seller).  Seller shall be entitled to terminate a Transaction on demand and repurchase all of the Purchased Securities subject to a Transaction (or in the case of the Transaction with respect to the Eligible CRIIMI Securities, the Class B Certificate and/or the Class E Securities) on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)            Seller repurchases on such Early Repurchase Date, all of the Purchased Securities subject to such Transaction,

(ii)           Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Securities no later than five (5) Business Days prior to such Early Repurchase Date,

(iii)          on such Early Repurchase Date Seller pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction, the Exit Fee, if any, and any other amounts payable under this Agreement (including, without limitation, Section 3(i) of this Agreement) with respect to such Transaction against transfer to the Seller or its agent of such Purchased Securities, and

(iv)          in the event the Transaction being terminated on demand relates to the Eligible GNMA Securities, then on such Early Repurchase Date, in addition to the amounts set forth in subclause (iii) above, Seller pays to Buyer, on account of each Purchased Security that is an Eligible CRIIMI

Security, an amount sufficient to eliminate any Margin Deficit or CF Sweep Event.

Such notice shall set forth the Early Repurchase Date and shall identify with particularity the Purchased Securities to be repurchased on such Early Repurchase Date.

(e)           On the Repurchase Date, termination of the Transactions will be effected by transfer to Seller or its agent of the Purchased Securities and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer.  Notwithstanding the foregoing, provided all of the Extension Conditions (as hereinafter defined) shall have been satisfied, the Repurchase Date shall be extended with respect to all of the Transactions until the first (1st) anniversary of the originally scheduled Repurchase Date (all of the other terms and conditions of such Transactions remaining the same).  For purposes of the preceding sentence, the “Extension Conditions” shall be deemed to have been satisfied if:

(i)            Seller shall have given Buyer written notice, not less than thirty (30) days prior to the originally scheduled Repurchase Date, of Seller’s desire to extend the Repurchase Date,

(ii)           no Default or Event of Default under this Agreement shall have occurred and be continuing as of the originally scheduled Repurchase Date, and

(iii)          Seller shall have paid Buyer an extension fee in an amount equal to 0.15% (15 basis points) of the aggregate outstanding Repurchase Price of all Transactions for Eligible CRIIMI Securities as of the originally scheduled Repurchase Date.

In the event the Repurchase Date is extended pursuant to this Section 3(e), then Seller shall be required to (i) terminate all Transactions in part by paying 25% of the aggregate outstanding Repurchase Price, determined as of the originally scheduled Repurchase Date, by not later than each of the Remittance Dates occurring in September and December of 2007 and March of 2008 (i.e. pay 50% of such aggregate outstanding Repurchase Price by the December 2007 Remittance Date, etc.) (including, without limitation, by terminating Transactions on demand on Early Repurchase Dates pursuant to Section 3(d)) and (ii) pay any unpaid portion of the Repurchase Price of all Transactions on the Repurchase Date.

(f)            In the event a Transaction for Eligible CRIIMI Securities is terminated prior to the related Repurchase Date, the Seller shall pay Buyer the Exit Fee on the related Early Repurchase Date; provided, that notwithstanding the foregoing, (1) the Exit Fee shall be waived if the reason for the early termination is the related Eligible CRIIMI Security is, simultaneous with the early termination, included in a collateralized debt obligation transaction in which Deutsche Bank Securities Inc. or an Affiliate thereof acts a sole lead manager and sole bookrunner and (2) no Exit Fee shall be due and payable in connection with (i) any principal payments made on the Eligible CRIIMI Securities, (ii) partial terminations pursuant to Section 3(e) or (iii) a transfer pursuant to Section 14(b) hereof.

(g)           If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Pricing Rate Period, or (ii) the LIBO Rate determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the U.S. Federal Funds Rate plus 125 basis points (1.25%) (the “Alternative Rate”).

(h)           Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law.  If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(i) of this Agreement.

(i)            Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net loss or reasonable expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by the Seller in terminating any Transaction after the Seller has given a notice in accordance with Section 3(d) of a termination of a Transaction, (ii) any payment of the Repurchase Price on any day other than a Remittance Date (including, without limitation, any such reasonable loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained) or (iii) a default by Seller in selling Eligible CRIIMI Securities or Eligible GNMA Securities after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible CRIIMI Securities or Eligible GNMA Securities in accordance with the provisions of this Agreement.  A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein absent manifest error.

(j)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)            shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Security or any Transaction, or

change the basis of taxation of payments to Buyer in respect thereof (except for income taxes and any changes in the rate of tax on Buyer’s overall net income);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii)          shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in the exercise of its reasonable good faith business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable.  If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(j), it shall, within ten (10) Business Days of such event, notify Seller of the event by reason of which it has become so entitled.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts absent manifest error.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Securities.

(k)           If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts absent manifest error.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Securities.

(l)            No amount shall be payable by Seller under Section 3(j) or Section 3(k) with respect to any period in excess of one hundred twenty (120) days prior to the date of demand by the Buyer unless the effect of the applicable change in or adoption of the Requirement of Law is retroactive by its terms to a period prior to the date of such change in or adoption of the

Requirement of Law, in which case any additional amount or amounts shall be payable for the retroactive period but only if the Buyer provides its written demand not later than one hundred twenty (120) days after the change in or the adoption of the Requirement of Law.

4.             MARGIN MAINTENANCE

(a)           If at any time, the Market Value of any of the Purchased Securities which are Eligible CRIIMI Securities shall be less than the Buyer’s Margin Amount for such Purchased Securities (a “Margin Deficit”), then Buyer may by notice to Seller in writing require Seller to transfer to Buyer (A) cash or (B) additional collateral acceptable to Buyer in its sole discretion at such market value as is determined by Buyer in its good faith business judgment, so that the sum obtained by adding the Market Value of each of the Purchased Securities which are Eligible CRIIMI Securities plus such cash and additional collateral shall equal or exceed the Deficit Cure Amount for such Purchased Securities which are Eligible CRIIMI Securities, as of the same date.  Seller’s failure to cure any Margin Deficit as required by the preceding sentence shall constitute an Event of Default under the Transaction Documents and shall entitle Buyer to exercise its remedies under Section 14 of this Agreement (including, without limitation, the liquidation remedy provided for in Section 14(a)(iv) of this Agreement).

(b)           If any time the aggregate Market Value of any Purchased Security which is an Eligible CRIIMI Security multiplied by the “Original Purchase Percentage” for such Purchased Security shall be greater than the aggregate Repurchase Price for the Transaction relating to such Purchased Security (a “Margin Excess”) then Seller may by written notice to Buyer require Buyer to transfer to Seller cash or additional collateral previously delivered to Buyer pursuant to Paragraph 4(a), in an amount (expressed in dollars) or with a market value, as the case may be, up to the Margin Excess; provided, that any such transfer of cash (1) shall not be in an amount less than $1,000,000 and (2) shall be evidenced by amended and restated Confirmations.

(c)           If any notice is given by Buyer under Paragraph 4(a) of this Agreement on any Business Day prior to the Margin Notice Deadline, the Seller shall transfer cash or additional collateral as provided in Paragraph 4(a) by no later than the close of business on the immediately following Business Day.  If any notice is given by Buyer under Paragraph 4(a) of this Agreement on any Business Day after the Margin Notice Deadline, the Seller shall transfer cash or additional collateral as provided in Paragraph 4(a) by no later than the close of business on the second following Business Day.  If any notice is given by Seller under Paragraph 4(b) of the Agreement prior to the close of business on any Business Day, the Buyer shall transfer cash as provided in Paragraph 4(b) no later than the close of business in the relevant market on the second following Business Day.  Notice required pursuant to Paragraph 4(a) or 4(b) of this Agreement may be given by any means of telecopier or telegraphic transmission and shall be delivered in accordance with the terms of this Agreement.  The failure of Buyer or Seller, on any one or more occasions, to exercise its rights under Paragraph 4(a) or 4(b) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer or Seller to do so at a later date.  Buyer and Seller agree that any failure or delay by Buyer or Seller to exercise its rights under Paragraph 4(a) or 4(b) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(d)           Any cash transferred to Buyer pursuant to Paragraph 4(a) of this Agreement with respect to any Purchased Securities which are Eligible CRIIMI Securities shall be attributed to such Purchased Security for which there was a Margin Deficit.

5.             INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)           Concurrently with the execution and delivery of this Agreement by Seller and Buyer, the Buyer shall establish the CRIIMI Securities Cash Management Account for Transactions for Eligible CRIIMI Securities and GNMA Securities Cash Management Account for Transactions for Eligible GNMA Securities at the Securities Intermediary.  Buyer shall have sole dominion and control over each of the CRIIMI Securities Cash Management Account and the GNMA Securities Cash Management Account, subject to the terms and provisions of this Agreement.  All Income in respect of the Purchased Securities, as well as any interest received from the reinvestment of such Income, shall be deposited directly into the CRIIMI Securities Cash Management Account (in the case of Income, payments and interest from Eligible CRIIMI Securities) and the GNMA Securities Cash Management Account (in the case of Income, payments and interest from Eligible GNMA Securities) and shall be remitted by the Securities Intermediary in accordance with the applicable provisions of Sections 5 and 14(a)(i) of this Agreement.

(b)           Reserved.

(c)           So long as no Event of Default with respect to any Purchased Security or CF Sweep Event with respect to any Purchased Security that is an Eligible CRIIMI Security shall have occurred and be continuing, all Income received by the Securities Intermediary in respect of the Eligible CRIIMI Securities in the CRIIMI Securities Cash Management Account or in respect of the Eligible GNMA Securities in the GNMA Securities Cash Management Account, as applicable (other than Principal Payments and net sale proceeds) during each Collection Period shall be applied by the Securities Intermediary on the related Remittance Date as follows:

(i)            first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding as of such Remittance Date with respect to the related Transaction for Eligible CRIIMI Securities or Eligible GNMA Securities; and

(ii)           second, to remit to Seller the remainder, if any.

(d)           If a CF Sweep Event with respect to any Purchased Security that is an Eligible CRIIMI Security shall have occurred and be continuing, all Income received by the Securities Intermediary in respect of the Eligible GNMA Securities in the GNMA Securities Cash Management Account (other than Principal Payments and net sale proceeds) during each Collection Period shall be applied by the Securities Intermediary on the related Remittance Date as follows:

(i)            first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding as of such Remittance Date with respect to the related Transaction for Eligible GNMA Securities; and

(ii)           second, to remit to Seller the remainder, if any.

(e)           So long as no Event of Default with respect to any Purchased Security shall have occurred, any Principal Payment and any net sale proceeds in excess of the related Repurchase Price in respect of any Eligible GNMA Securities which is a portion of the Income received by the Securities Intermediary during each Collection Period in the GNMA Securities Cash Management Account shall be applied by the Securities Intermediary on the related Remittance Date as follows:

(i)            first, to make a payment to Buyer on account of the Repurchase Price of the Purchased Securities that are Eligible GNMA Securities until such Repurchase Price is paid in full; and

(ii)           second, to remit to Seller the remainder, if any.

(f)            So long as no Event of Default with respect to any Purchased Security or CF Sweep Event with respect to any Purchased Security that is an Eligible CRIIMI Security shall have occurred, any Principal Payment and any net sale proceeds in excess of the related Repurchase Price in respect of any Eligible CRIIMI Securities which is a portion of the Income received by the Securities Intermediary in the CRIIMI Securities Cash Management Account during each Collection Period shall be applied by the Securities Intermediary on the related Remittance Date in the following order of priority:

(i)            first, to make a payment to Buyer on account of the Repurchase Price of the Purchased Securities that are Eligible CRIIMI Securities in respect of which such Principal Payment has been received, until the Repurchase Price for such Purchased Securities has been reduced to the Target Price for such Purchased Securities as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment);

(ii)           second, to make a payment on account of the Repurchase Price of any other Purchased Securities that are Eligible CRIIMI Securities as to which the Repurchase Price exceeds the Target Price (for this purpose, making such payment in the order of those Purchased Securities with the largest to smallest excess of Repurchase Price over Target Price), until the aggregate Repurchase Price for all of such Purchased Securities has been reduced to the aggregate Target Price for all of the Purchased Securities as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds); and

(iii)          third, to remit to Seller the remainder of such Principal Payment or net sale proceeds.

(g)           If a CF Sweep Event with respect to any Purchased Security that is an Eligible CRIIMI Security shall have occurred, all Income (including Principal Payments and any net sale proceeds in excess of the related Repurchase Price) received by the Securities Intermediary in the CRIIMI Securities Cash Management Account in respect of such Purchased Security shall be applied by the Securities Intermediary on the Business Day next following the Business Day on which such funds are deposited in the CRIIMI Securities Cash Management Account as follows:

(i)            first, to remit to Sponsor an amount to pay Sponsor’s “general and administrative” costs ; provided, the amount remitted to the Sponsor pursuant to this clause first shall not exceed $250,000 during any Collection Period;

(ii)           second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of the related Transaction for Eligible CRIIMI Securities as of such Business Day;

(iii)          third, to make a payment to Buyer on account of the Repurchase Price of the Purchased Securities that are Eligible CRIIMI Securities in respect of which such CF Sweep Event occurred, until the Repurchase Price for such Purchased Securities has been reduced to the amount (expressed in dollars) obtained by multiplying (i) the Market Value of such Purchased Securities as of such date by (ii) the “CF Sweep Purchase Percentage” applicable to such Purchased Securities, as set forth in Schedule I-A attached to this Agreement as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds);

(iv)          fourth, to make a payment on account of the Repurchase Price of any other Purchased Securities that are Eligible CRIIMI Securities as to which a CF Sweep Event shall have occurred (for this purpose, making such payment in the order of such Purchased Securities whose Repurchase Price exceeds the product of the related Market Value by the related “CF Purchase Sweep Percentage” by the largest to smallest excess), until the aggregate Repurchase Price for all of such Purchased Securities has been reduced to the amount (expressed in dollars) obtained by multiplying (i) the Market Value of such Purchased Securities as of such date by (ii) the “CF Sweep Purchase Percentage” applicable to such Purchased Securities, as set forth in Schedule I-A attached to this Agreement, as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds);

(v)           fifth, to make a payment to Buyer on account of the Repurchase Price of such Purchased Securities that are Eligible CRIIMI Securities in respect of which such Principal Payment has been received, until the Repurchase Price for such Purchased Securities has been reduced to the Target Price for such Purchased Securities, as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds);

(vi)          sixth, to make a payment on account of the Repurchase Price of any other Purchased Securities that are Eligible CRIIMI Securities as to which the

Repurchase Price exceeds the Target Price (for this purpose, making such payment in the order of those Purchased Securities with the largest to smallest excess of Repurchase Price over Target Price), until the aggregate Repurchase Price for all of such Purchased Securities has been reduced to the aggregate Target Price for all of such Purchased Securities, as of the date of such payment (as determined by Buyer after giving effect to such Principal Payment and application of net sale proceeds); and

(vii)         seventh, to remit to Seller the remainder.

(h)           If an Event of Default shall have occurred and be continuing, all Income received by the Securities Intermediary in respect of the Eligible CRIIMI Securities and Eligible GNMA Securities shall be applied by the Securities Intermediary on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows:

(i)            first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Securities as of such Business Day;

(ii)           second, to make a payment to Buyer on account of the Repurchase Price of the Purchased Securities until the Repurchase Price for all of the Purchased Securities has been reduced to zero; and

(iii)          third, to remit to Seller the remainder.

6.             SECURITY INTEREST

The Buyer and Seller intend that all Transactions hereunder be sales to the Buyer of the Purchased Securities and not loans from the Buyer to Seller secured by the Purchased Securities; provided, that so long as an Event of Default has not occurred and is not continuing, the Seller may treat the Transaction as a loan for accounting and federal, state and local income and franchise tax purposes.  However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to the Buyer to secure the payment and performance of all other amounts or obligations owing to the Buyer pursuant to this Agreement and the related documents described herein:

(a)           the Purchased Securities and all “securities accounts” (as defined in Section 8-501(a) of the UCC) to which any or all of the Purchased Securities are credited;

(b)           the CRIIMI Securities Cash Management Account and all monies from time to time on deposit in the CRIIMI Securities Cash Management Account;

(c)           the GNMA Securities Cash Management Account and all monies from time to time on deposit in the GNMA Securities Cash Management Account;

(d)           all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and

(e)           all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

The Buyer’s security interest in the Collateral shall terminate only upon termination of the Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith.  Upon such termination, Buyer shall prepare and file in the appropriate jurisdictions such UCC termination statements and other release documents as may be commercially reasonable and to return the Purchased Securities to Seller.  For purposes of the grant of the security interest pursuant to Paragraph 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).  Buyer shall have all of the right and, upon the occurrence and during the continuance of an Event of Default, may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) Buyer may cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder).

7.             PAYMENT, TRANSFER AND CUSTODY

(a)           On the Purchase Date for each Transaction, ownership of the Purchased Securities shall be transferred to Buyer or its designee (including the Custodian), without recourse but subject to the terms of this Agreement, against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.

(b)           On or prior to the applicable Purchase Date, the Seller shall deliver the related Purchased Securities, together with appropriate assignment forms necessary to re-register such Purchased Securities in the name of the Buyer or other designee of the Buyer in accordance with the Custodial Agreement and the Buyer or its other designee shall have all rights of conversions, exchange, subscription and any other rights, privileges and options pertaining to such Purchased Securities as the owner thereof, and in connection therewith, the right to deposit and deliver any and all of the Purchased Securities with any committee, depositary transfer, agent, register or other designated agency upon such terms and conditions as the Buyer may determine.  The Purchased Securities shall be held by the Buyer or its designee, as exclusive bailee and agent for the Buyer, either directly or through the facilities of a Relevant System, as “securities intermediary” (as defined in Section 8-102(a)(14) of the UCC and 31 C.F.R. Section 357.2) and credited to the “securities account” (as defined in Section 8-501(a) of the UCC) of the Buyer.  The Buyer, as “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) with respect to the Purchased Securities, shall be entitled to receive all cash dividends and distributions paid in respect thereof.  Any such dividends or distributions with respect to the Purchased Securities received by the Seller shall be promptly remitted to the CRIIMI Securities Cash Management Account or the GNMA Securities Cash Management Account, as applicable.

(c)           With respect to Purchased Securities that shall be delivered or held in uncertificated form and the ownership of which is registered on books maintained by the issuer thereof or its transfer agent, the Seller shall cause the registration of such security or other item of investment property in the name of Buyer or its designee and at the request of the Buyer, shall take such other and further steps, and shall execute and deliver such documents or instruments necessary in the reasonable opinion of the Buyer, to effect a legally valid transfer to Buyer hereunder.  With respect to Purchased Securities that shall be delivered or held in definitive, certificated form, the Seller shall deliver to the Buyer or its designee (which shall be the Custodian initially) the original of the relevant certificate, together with an appropriate assignment form necessary to register such certificate in the name of the Buyer or its designee.  Unless otherwise instructed by Buyer, any delivery of a security or other item of investment property in definitive, certificated form shall be made to the Custodian.  With respect to Purchased Securities that shall be delivered through a Relevant System in book entry form and credited to or otherwise held in a securities account, the Seller shall take such actions necessary to provide instruction to the relevant financial institution or other entity, which instruction shall be sufficient if complied with to register the transfer of Purchased Securities from Seller to Buyer or its designee.  In connection with any account to which the Purchased Securities are credited or otherwise held, the Seller shall execute and deliver such other and further documents or instruments necessary, in the reasonable opinion of the Buyer, to effect a legally valid transfer to Buyer hereunder.  Any account to which the Purchased Securities are credited or otherwise held shall be designated in accordance with the Custodial Agreement or such variation thereon as the Buyer may direct.  Any delivery of a Portfolio Security in accordance with this paragraph, or any other method acceptable to the Buyer, shall be sufficient to cause the Buyer to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) with respect to the Purchased Securities and, if the Transaction is recharacterized as a secured financing, to have a perfected first priority security interest therein.  No Purchased Securities, whether certificated or uncertificated, shall remain in the name, or possession, of Seller or any of its agents or in any securities account in the name of Seller or any of its agents.

(d)           As a condition to Buyer’s purchase of any Purchased Securities, Seller shall deliver to Buyer on or prior to the Purchase Date:

(i)            copies of the executed Securitization Document governing such Purchased Securities, and the offering documents related to such Purchased Securities, each certified by the Seller as a true, correct and complete copy of the original document delivered to the Seller, and any ancillary documents required to be delivered to holders of the Purchased Securities under such Securitization Document;

(ii)           one or more officer’s certificates with respect to the completeness of the documents delivered and one or more opinions of counsel as may be reasonably requested by Buyer,

(iii)          an instruction letter from the Seller to the Trustee under such Securitization Document, instructing the Trustee to remit all sums required to be remitted to the holder of such Purchased Securities under such Securitization Document to the Securities Intermediary or as otherwise directed in a written notice signed by Seller and Buyer,

(iv)          copies of all distribution statements, if any, delivered to the Seller pursuant to such Securitization Document during the three-month period immediately preceding such Purchase Date, and

(v)           any other documents or instruments necessary in the reasonable opinion of the Buyer to consummate the sale of such Securities to the Buyer or, if such Transaction is recharacterized as a secured financing, to create and perfect in favor of Buyer a valid perfected first priority security interest in such Securities.

(e)           Unless an Event of Default shall have occurred and be continuing, Buyer shall exercise all voting and corporate rights with respect to the Purchased Securities in accordance with Seller’s written instructions; provided, however, that Buyer shall not be required to follow Seller’s instructions concerning any vote or corporate right if doing so would, in Buyer’s good faith business judgment, impair the Purchased Securities or be inconsistent with or result in any violation of any provision of the Transaction Documents.  Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Securities without regard to Seller’s instructions.  Further, if the Event of Default results from an Act of Insolvency with respect to Seller or the Sponsor, then to the extent Seller controls or is entitled to control selection of the special servicer, Buyer may transfer such special servicing to an entity satisfactory to Buyer.

8.             SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED SECURITIES

(a)           Title to all Purchased Securities shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Securities.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Securities or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Securities, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Securities to Seller pursuant to Sections 3 or 11 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof.

(b)           Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Securities delivered to Buyer by Seller.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Security shall remain in the custody of the Seller or an Affiliate of the Seller.

9.             RESERVED

10.          REPRESENTATIONS

(a)           Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected.  On the Purchase Date for any Transaction Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b)           In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Securities by Buyer from Seller and any Transaction thereunder and as of the date of this Agreement:

(i)            Organization.  Seller is duly incorporated, validly existing and in good standing under the laws and regulations of the state of Seller’s incorporation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)           Due Execution; Enforceability.  The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Non-Contravention.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a material adverse effect upon Seller’s ability to perform its obligations hereunder.  Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Securities and for the performance of its obligations under the Transaction Documents.

(iv)          Litigation; Requirements of Law.  Except as set forth on Schedule II, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened against Seller, the Sponsor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against the Sponsor which may result in any material adverse change in the business, operations, financial condition, properties, or assets of Seller or the Sponsor, or which may have an adverse effect on the validity of the Transaction Documents or the Purchased Securities or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents.  Seller is in compliance in all material respects with all Requirements of Law.  Neither Seller nor the Sponsor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)           No Broker.  Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Securities pursuant to any of the Transaction Documents.

(vi)          Good Title to Purchased Securities.  Immediately prior to the purchase of any Purchased Securities by Buyer from Seller, such Purchased Securities are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Securities to Buyer and, upon transfer of such Purchased Securities to Buyer, Buyer shall be the owner of such Purchased Securities free of any adverse claim.  In the event the related Transaction is recharacterized as a secured financing of the Purchased Securities, the provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all rights, title and interest of the Seller in, to and under the Collateral and the Buyer shall have a valid, perfected first priority security interest in the Purchased Securities (and without limitation on the foregoing, the Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Securities).

(vii)         No Default.  No Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)        Representations in Securitization Documents.  All of the Purchased Securities have been validly issued and are fully paid and non-assessable and not subject to preemptive rights and have been offered, issued and sold in compliance with all Requirements of Law.  To the extent that an Affiliate of the Seller is a party thereto, the Securitization Documents are genuine, in full force and effect and the legal, valid and binding obligation of such Affiliate enforceable in accordance with their terms.  The Securitization Documents have not been altered or modified in any material respect, except as disclosed to the Buyer in writing.  The Seller has not waived the performance of any action or any default, breach or violation resulting from action or inaction under a Securitization Document and has not been made aware of any such waiver.  Except as disclosed to the Buyer in writing, there is no default, breach, violation or event of acceleration existing under a Securitization Document and no event has occurred which, with the passage of time or giving of notice or both and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder.  Each Purchased Security is freely assignable and the related Securitization Document permits the Seller to sell, assign or pledge such Purchased Security.

(ix)           Reserved.

(x)            Adequate Capitalization; No Fraudulent Transfer.  Seller has, as of such Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  Seller has not become, or is presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(xi)           Consents.  No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(xii)          Ownership.  Seller does not have any legal or beneficial owner other than CBO REIT II.

(xiii)         Organizational Documents.  Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.

(xiv)        No Encumbrances.  There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Securities, (ii) no agreements on the part of the Seller to issue, sell or distribute the Purchased Securities, and (iii) no obligations on the part of the Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Securities.

(xv)         Federal Regulations.  Seller is not (A) an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(xvi)        Taxes.  Seller has filed or caused to be filed all tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges.

(xvii)       ERISA.  Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xviii)      Judgments/Bankruptcy.  There are no judgments against Seller or the Sponsor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xix)         Full and Accurate Disclosure.  No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xx)          Financial Information.  All financial data concerning the Purchased Securities that has been delivered by or on behalf of Seller to Buyer was, at the time so delivered, accurate and complete in all material respects.  All consolidated financial statements of Sponsor that have been delivered by or on behalf of Sponsor to Buyer were prepared in conformity with GAAP, except as set forth therein.  All projections and pro forma financial information so delivered were based on good faith estimates and assumptions believed by Seller to be reasonable at the time when made.  Since March 31, 2004, except as otherwise disclosed in subsequent press releases or filings with the SEC, there has been no material adverse change in the operations or financial condition of Sponsor from that set forth in the most recent consolidated financial statements filed by Sponsor.

(xxi)         Jurisdiction of Organization.  Seller’s jurisdiction of organization is Maryland.

(c)           In addition to the representations and warranties in subsection (a) above, Buyer represents and warrants to Seller that as of the Purchase Date for the purchase of any Purchased Securities by Buyer from Seller and any Transaction thereunder and as of the date of this Agreement:

(i)            Due Execution; Enforceability.  The Transaction Documents have been or will be duly executed and delivered by Buyer, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Buyer, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(ii)           Requirements of Law.  Buyer is in compliance in all material respects with all Requirements of Law.

11.          NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of the Buyer:

(a)           take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Securities;

(b)           transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Securities (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Securities (or any of them) with any Person other than Buyer;

(c)           permit a Change of Control to occur;

(d)           create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Securities, except as described in Paragraph 6 of this Agreement;

(e)           create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Paragraph 6 of this Agreement;

(f)            modify in any material respect or terminate any of the organizational documents of Seller;

(g)           consent or assent to any amendment or supplement to, or termination of, any Securitization Document, or other material agreement or instrument relating to the Purchased Securities (other than with respect to ministerial amendments and modifications);

(h)           admit any additional legal or beneficial owner in Seller, or permit the respective sole legal and beneficial owner of Seller to assign or transfer all or any portion of its ownership interest in Seller;

(i)            at any time after an Event of Default has occurred and is continuing, vote or take any action to exercise any rights afforded to a holder of the Purchased Securities under the related Securitization Documents; or

(j)            after the occurrence and during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

12.          AFFIRMATIVE COVENANTS OF SELLER

(a)           Seller shall as soon as reasonably possible notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Section 12 shall relieve Seller of its obligations under this Agreement.

(b)           Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10.

(c)           Seller (1) shall defend the right, title and interest of the Buyer in and to the Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Securities subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)           Seller shall notify Buyer and the Securities Intermediary of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the second (2nd) Business Day after an authorized officer of Seller identified as such on Exhibit II obtained actual knowledge of such event.

(e)           Reserved.

(f)            With respect to each Purchased Security, in the event Seller maintains a hedging strategy and enters into Hedging Transactions such strategy and Hedging Transactions shall be subject to the mutual agreement with the Buyer.  With respect to any such Hedging Transaction so agreed to, the payments and related value (positive or negative) due thereunder and under any Transaction shall be netted.

(g)           Seller shall promptly (and in any event not later than two (2) Business Days following receipt with respect to clauses (i) and (ii) below) deliver to Buyer (i) any notice of the occurrence of an event of default under or report received by Seller pursuant to the Securitization Documents; (ii) any notice of transfer of servicing under the Securitization Documents and (iii) any other information with respect to the Purchased Securities as may be reasonably requested by Buyer from time to time.

(h)           Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of any extracts thereof as may reasonably be requested by Buyer, subject to the terms of any confidentiality agreement between the Buyer and the Seller.  Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.

(i)            If the Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Purchased Securities, or otherwise in respect thereof, the Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly endorsed by the Seller to the Buyer, if required, together with an undated bond power covering such certificate duly executed in blank to be held by the Buyer hereunder as additional collateral security for the Transactions.  If any sums of money or property so paid or distributed in respect of the Purchased Securities shall be received by the Seller, the Seller shall, until such money or property is applied in accordance with Section 5 hereof, hold such money or property in trust for the Buyer, segregated from other funds of the Seller, as additional collateral security for the Transactions.

(j)            At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request).  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Buyer, duly endorsed in a manner reasonably satisfactory to the Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(k)           Seller shall provide Buyer with the following financial and reporting information:

(i)            Within 45 days after the last day of each of the first three fiscal quarters in any fiscal year, Sponsor’s unaudited consolidated statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter, in each case presented fairly in accordance with GAAP and certified as being true and correct by an officer’s certificate;

(ii)           Within 90 days after the last day of its fiscal year, Sponsor’s audited consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year, in each case presented fairly in accordance with GAAP, and accompanied by an unqualified report of a nationally recognized independent certified public accounting firm;

(iii)          Within 45 days after the last day of each calendar quarter in any fiscal year, an officer’s certificate from the Seller addressed to Buyer certifying that, as of such calendar month, (x) Seller is in compliance with all of the terms, conditions and requirements of this Agreement, and (y) no Event of Default exists; and

(iv)          Within 15 days after each month end, a monthly reporting package containing the items identified on Exhibit III attached hereto, together with such other reports as the Buyer may reasonably request.

(l)            Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(m)          Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions and set aside on its books from its earnings for each fiscal year all proper reserves.

(n)           Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs,

fees and expenses required to be paid by it, under the Transaction Documents.  Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or, if applicable, appropriate accounting requirements of the Securities and Exchange Commission.

(o)           Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

13.          SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a)           It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.

(b)           It has complied and will comply with the provisions of its organizational documents.

(c)           It has done or caused to be done and will, to the extent under its control, do all things necessary to observe corporate formalities and to preserve its existence.

(d)           It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns, if any, which are required by law (except to the extent consolidation is required under GAAP or as a matter of law).

(e)           It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks, and shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.

(f)            It has not owned and will not own any property or any other assets other than Purchased Securities, assets owned in connection with compliance under Section 4(a) hereof, cash and its interest under any associated Hedging Transactions.

(g)           It has not engaged and will not engage in any business other than the acquisition, ownership, financing and disposition of Purchased Securities in accordance with the applicable provisions of the Transaction Documents.

(h)           It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate.

(i)            It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $200,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of Purchased Securities; provided, however, that any such trade payables incurred by Seller shall be paid within 60 days of the invoice date.

(j)            It has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition of the Purchased Securities) or any other Person.

(k)           It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l)            It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, consolidation or merger with respect to Seller.

(m)          It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n)           It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o)           It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p)           The Seller shall not take any of the following actions: (i) permit its shareholders to dissolve or liquidate the Seller, in whole or in part; (ii) consolidate or merge with or into any other entity (where such member is not the surviving entity) or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of the Seller or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(q)           It has no liabilities, contingent or otherwise, other than those normal and incidental to the acquisition, ownership, financing and disposition of Purchased Securities.

(r)            It has conducted and shall conduct its business consistent with the requirements of being a Single-Purpose Entity.

(s)           It shall not maintain any employees.

14.          EVENTS OF DEFAULT; REMEDIES

After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  In the event that:

(i)            Seller fails to repurchase or Buyer fails to transfer Purchased Securities upon the applicable Repurchase Date;

(ii)           Seller or Buyer fails to comply with Section 4 hereof;

(iii)          an Act of Insolvency occurs with respect to Seller or Sponsor;

(iv)          Seller shall admit to Buyer its inability to, or its intention not to, perform any of its obligations hereunder;

(v)           either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Securities, or (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Securities;

(vi)          in the event that the Buyer or any of its Affiliates is a party to an ISDA Master Agreement with Seller and an event occurs which would constitute an Event of Default, a Termination Event or an Additional Termination Event under any Transaction between Seller and the Buyer or any of its Affiliates, regardless of whether such Transaction is in effect on the date of such occurrence (capitalized terms used in this paragraph (vi) shall have the respective meanings ascribed to them in the ISDA Master Agreement (including respective Schedules and Confirmations) between Seller and the Buyer and/or any of its Affiliates);

(vii)         failure of the Buyer to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer);

(viii)        failure of the Seller to make any other payment owing to the Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Paragraph 4) or five Business Days (in the case of any other such failure);

(ix)           any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which suspension has a material adverse effect on the financial condition or business operations of Seller;

(x)            any representation made by Seller shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations and warranties set forth in Section 10(b)(viii) [Representations in Securitization Documents] or (xix) [Full and Accurate Disclosure] or (xx) [Financial Information] (in the case of (xx), with respect to the affected Purchased Securities only) made by the Seller, which shall not be considered an Event of Default unless incorrect or untrue in any material respect, and Seller does not within three (3) Business Days after receiving notice of such incorrect or untrue representation or warranty terminate the related Transaction, as applicable, and repurchase the related Purchased Securities on an Early Repurchase Date (unless the Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made));

(xi)           the Sponsor shall have defaulted or failed to perform under the Guaranty;

(xii)          a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 (in the case of the Seller) or $5 million (in the case of the Sponsor) shall have been rendered against Seller or the Sponsor, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer; or

(xiii)         if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after notice thereof to Seller from Buyer or its successors or assigns (each of (i) through (xiii), an “Event of Default”).

(a)           If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)            At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given,

immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)           If Buyer exercises or is deemed to have exercised the option referred to in Section 14(a)(i) of this Agreement:

(A)          Seller’s obligations hereunder to repurchase all Purchased Securities shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)           to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate (or, if applicable, the Alternative Rate plus 300 basis points (3.00%)) for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Securities Intermediary or Seller from time to time pursuant to Section 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(a)(iii) of this Agreement); and (C) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Securities.

(iii)          Upon the occurrence of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale (provided any such sale of the Eligible GNMA Securities shall be made in a recognized market) in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all of the Purchased Securities or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Securities, to give Seller credit for such Purchased Securities in an amount equal to the Market Value of such Purchased Securities against the aggregate unpaid Repurchase Price for such Purchased Securities and any other amounts owing by Seller under the Transaction Documents.  The Buyer shall use commercially reasonable efforts to provide to the Seller written notice of any such sale.  The proceeds of any disposition of Purchased Securities effected pursuant to this Section 14(a)(iii) shall be applied, (v) first, to the reasonable costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to costs of cover and/or Hedging Transactions, if any; (x) third, to the Repurchase Price; (y) fourth, to the Exit Fee and any other outstanding obligation of Seller to Buyer or its Affiliates; and (z) fifth, to return any excess to Seller.

(iv)          The parties recognize that it may not be possible to purchase or sell all of the Eligible CRIIMI Securities on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Eligible CRIIMI Securities may not be liquid.  In view of the nature of the Eligible CRIIMI Securities, the parties agree that liquidation of a Transaction or the Eligible CRIIMI Securities does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Eligible CRIIMI Securities, and nothing contained herein shall (A) obligate Buyer to liquidate any Eligible CRIIMI Securities on the occurrence and during the continuance of an Event of Default or to liquidate all of the Eligible CRIIMI Securities in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)           Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) all costs incurred in connection with covering transactions or Hedging Transactions, and (C) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to Seller (but excluding consequential damages and any lost profit or opportunity).

(vi)          Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Securities against all of Seller’s obligations to Buyer, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(vii)         Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction

Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Securities, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(b)           If an Event of Default occurs and is continuing with respect to Buyer, the following rights and remedies shall be available to Seller:

(i)            Upon tender by Seller of payment of the aggregate Repurchase Price for all Purchased Securities, Buyer’s right, title and interest in such Purchased Securities shall be deemed transferred to Seller, and Buyer shall deliver such Purchased Securities to Seller at Buyer’s expense.

(ii)           If Seller exercises the option referred to in Section 14(b)(i) hereof and Buyer fails to deliver any Purchased Securities to Seller, Seller may (A) purchase securities (“Replacement Collateral”), that are in as similar an amount and interest rate as is reasonably practicable as such Purchased Securities or (B) in its sole discretion elect, in lieu of purchasing Replacement Collateral, to be deemed to have purchased Replacement Collateral at a price therefor equal to the Market Value of such Purchased Securities as of such date.

(iii)          Buyer shall be liable to Seller for any excess of the price paid (or deemed paid) by Seller for Replacement Collateral therefor over the Repurchase Price for the Purchased Securities replaced thereby.

15.          SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.          RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY.  EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

17.          NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section.  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section.  A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

18.          ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

19.          NON-ASSIGNABILITY

(a)           The rights and obligations of the Seller under the Transaction Documents and under any Transaction shall not be assigned by the Seller without the prior written consent of the Buyer.

(b)           Buyer shall be entitled to assign its rights and obligations under the Transaction Documents and/or under any Transaction to any other Person and/or issue one or more participation interests with respect to any or all of the Transactions to any other Person, in each case, without the Seller’s consent and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts owed to Buyer; provided, however, that (i) Buyer shall act as exclusive agent for all participants in any dealings with Seller in connection with such Transactions, (ii) Seller shall not be obligated to deal directly with any party other than Buyer in connection with such Transactions, or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued and (iii) following the consummation of any such arrangement or participation, the initial Buyer shall remain the party solely responsible for the calculation of the Market Value for all purposes of this Agreement, irrespective of whether such Person continues to own a beneficial interest in the Transactions.  The Seller shall cooperate with any reasonable request of the Buyer in connection with any such assignment or participation; provided, the Buyer shall reimburse the Seller for Seller’s reasonable out-of-pocket costs incurred in complying with such cooperation covenant.

(c)           Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

20.          GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

21.          NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.  Without limitation on any of the foregoing, the failure to give a notice pursuant to Paragraph 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

22.          USE OF EMPLOYEE PLAN ASSETS

(a)           If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction.  The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)           Subject to the last sentence of subparagraph (a) of this Paragraph, any such Transaction in which Seller is the Plan Party shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)           By entering into a Transaction in which Seller is the Plan Party pursuant to this Paragraph, Seller shall be deemed (i) to represent to Buyer that since the date of Sponsor’s latest such financial statements, there has been no material adverse change in Seller’s financial condition which Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction in which it is the Plan Party.

23.          INTENT

(a)           The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Securities subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b)           It is understood that either party’s right to liquidate Securities delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

24.          DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)           in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)           in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)           in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.          CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)           Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)           To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)           The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 25 shall affect the right of the Buyer to serve legal process in any other manner permitted by law or affect the right of the Buyer to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

(d)           EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

26.          NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)           It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)           It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)           It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)           It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

(e)           It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

27.          INDEMNITY

(a)           The Seller hereby agrees to indemnify the Buyer, the Buyer’s designee and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income taxes of the Buyer but excluding consequential damages and any lost profit or opportunity), fees, costs, expenses (including reasonable attorneys fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party.  Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel.  Seller hereby acknowledges that, the obligation of Seller hereunder is a recourse obligation of Seller.

(b)           In the event a claim against any Indemnified Party arises that is covered by the indemnity provisions of this Section 27, notice shall be given promptly by Buyer to Seller; provided, however, that the failure to give such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that Seller’s ability to defend against the event with respect to which indemnification is sought is materially adversely affected by the failure of Buyer to give such notice promptly. Seller shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Indemnified Party seeking indemnification agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of such Seller; provided, however, that Seller shall not be entitled to assume the defense of any such claim, without the express written consent of Buyer, which may be provided in Buyer’s sole discretion, if such claim (i) seeks injunctive relief, (ii) involves a class action, (iii) involves allegations of criminal activities, or (iv) involves allegations of violations of any domestic or foreign federal or state securities laws or regulations or any domestic or foreign federal or state antitrust Laws; and provided, further, however, that Seller may not effect any settlement that could result in any cost, expense or liability to, or have any adverse effect upon, any Indemnified Party, unless such party consents in writing to such settlement and the Seller agrees to indemnify such party therefor; and provided, further, that counsel selected by the Seller is reasonably satisfactory to the Buyer. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

28.          MISCELLANEOUS

(a)           All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)           The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c)           The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)           Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of attorneys, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder; provided, the Seller’s responsibility to pay for Buyer’s counsel’s legal fees and disbursements in connection with the preparation, negotiation, execution and consummation of the Transaction Documents shall be capped at $50,000 plus reasonable disbursements.  Seller agrees to pay Buyer on demand upon delivery of an itemized statement detailing same, all reasonable costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Securities, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise.  In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with registering the Collateral in the name of Buyer or its nominee.  All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(e)           Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)            This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)           The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)           Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i)            The parties recognize that each Transaction is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

29.          TAX TREATMENT

Each party to this Agreement acknowledges that its intent for accounting purposes and purposes of U.S. federal, state and local income and franchise taxes, to treat the Transactions as indebtedness of Seller that is secured by the Purchased Securities and that the Purchased Securities are owned by CBO REIT II for federal income tax purposes (Seller being a disregarded entity for federal income tax purposes) so long as no Event of Default has occurred. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

BUYER:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	/s/ Christopher E. Tognola
Name:	Christopher E. Tognola
Title:	Director

By:	/s/ Tobin Cobb
Name:	Tobin Cobb
Title:	Managing Director

SELLER:

CRIIMI FINANCING CO., INC.

By:	/s/ Mark Libera
Name:	Mark Libera
Title:	Vice President and Acting General Counsel

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

Deutsche Bank AG, Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attention:	Chris Tognola
Telephone:	(212) 250-4541
Telecopy:	(212) 797-4489

With a copy to:

Sidley Austin Brown & Wood LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Brian Krisberg, Esq.
Telephone:	(212) 839-8735
Telecopy:	(212) 839-5599

Seller:

CRIIMI Financing Co., Inc.
c/o CRIIMI MAE Inc.
11200 Rockville Pike, Suite 400
Rockville, Maryland 20852
Attention:
Telephone:
Telecopy:

SCHEDULE I-A

Original Purchase Percentages, CF Sweep Purchase Percentages

Margin Maintenance Percentages and Applicable Spreads

	Original Purchase Percentages	CF Sweep Purchases Percentages	Margin Maintenance Percentages	Applicable Spreads
				(bps)
Eligible CRIIMI Securities:
Junior D Certificates	80.0%	85.0%	90.0%	125
Class E Bond	75.0%	80.0%	85.0%	125

Eligible GNMA Securities	86.5%	N/A	N/A	10

EXHIBIT I

CONFIRMATION STATEMENT

DEUTSCHE BANK AG,

Cayman Islands Branch

Ladies and Gentlemen:

Deutsche Bank AG, Cayman Islands Branch, is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Deutsche Bank AG, Cayman Islands Branch shall purchase from you the Purchased Securities identified in the Master Repurchase Agreement, dated as of June   , 2004 (the “Agreement”), between Deutsche Bank AG, Cayman Islands Branch (the “Buyer”) and CRIIMI Financing Co., Inc. (collectively, the “Seller”) as follows below and on the attached Schedule 1.  Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	, 200

Purchased Securities:	As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Securities:	As identified on attached Schedule 1

Repurchase Date:

Purchase Price:	$

Pricing Rate:	one month LIBOR plus %

Buyer’s Margin Percentage:	As identified in Schedule 2

Margin Notice Deadline:	11:00 a.m.

Governing Agreements:	As identified on attached Schedule 1

Name and address for communications:	Buyer:	Deutsche Bank AG, Cayman Islands Branch
60 Wall Street New York, New York 10022
		Attention:	Chris Tognola
		Telephone:	(212) 250-4541
		Telecopy:	(212) 797-4489
	Seller:	CRIIMI Financing Co., Inc.

c/o CRIIMI MAE Inc. 11200 Rockville Pike, Suite 400 Rockville, Maryland  20852

Attention:
Telephone:
Telecopy:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

		By:	/s/ Christopher E. Tognola
		Name:	Christopher E. Tognola
		Title:	Director

		By:	/s/ Tobin Cobb
		Name:	Tobin Cobb
		Title:	Managing Director

AGREED AND ACKNOWLEDGED:

CRIIMI FINANCING CO., INC.

By:	/s/ Mark Libera
Name: Mark Libera
Title: Vice President and Acting General Counsel

2

Schedule 1 to Confirmation Statement

Purchased Securities:

Aggregate Principal Amount:

CUSIP NO.:

Securitization Document (including trustee):

3

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

Mark Libera	/s/ Mark Libera

EXHIBIT III

MONTHLY REPORTING PACKAGE

I.              Trustee Reports

II.            CMBS Monthly Report

III.           Schedule of Cumulative Visible Losses